Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

WESTERN CAPITAL RESOURCES, INC.,

WCRS ACQUISITION CO., LLC,

and

BC ALPHA HOLDINGS II, LLC

Dated as of August 29, 2014

TABLE OF CONTENTS

Article 1. DESCRIPTION OF TRANSACTION		1
1.1	Merger of Merger Sub with and into the Company	1
1.2	Effects of the Merger	2
1.3	Closing; Effective Time	2
1.4	Certificate of Formation; Managers and Officers	2
1.5	Conversion of Limited Liability Company Interests	2
1.6	Closing of the Company’s Transfer Books	3
1.7	Reservation of Shares	3
1.8	Tax Consequences	3
1.9	Further Action	3

Article 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		4
2.1	Subsidiaries; Due Organization	4
2.2	Authority; Binding Nature of Agreement	4
2.3	Capitalization	4
2.4	Financial Statements	5
2.5	Absence of Undisclosed Liabilities	5
2.6	Absence of Changes	6
2.7	Title to Assets	6
2.8	Loans	6
2.9	Real Property; Leasehold	6
2.10	Intellectual Property	6
2.11	Contracts and Commitments; No Default	7
2.12	Compliance with Legal Requirements	7
2.13	Governmental Authorizations	7
2.14	Tax Matters	7
2.15	Employee and Labor Matters; Benefit Plans	8
2.16	Environmental Matters	9
2.17	Legal Proceedings; Orders	10
2.18	Consent Required	10
2.19	Non-Contravention; Consents	10
2.20	Financial Advisor and Fairness Opinion	10
2.21	Disclosure	10

Article 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		11
3.1	Subsidiaries; Due Organization	11
3.2	Authority; Binding Nature of Agreement	11
3.3	Capitalization	12
3.4	SEC Filings; Financial Statements	12
3.5	Absence of Undisclosed Liabilities	14
3.6	Absence of Changes	14
3.7	Title to Assets	14
3.8	Loans	14
3.9	Real Property; Leasehold	14
3.10	Intellectual Property	15
3.11	Contracts and Commitments; No Default	15
3.12	Compliance with Legal Requirements	15
3.13	Governmental Authorizations	15
3.14	Tax Matters	16

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3.15	Employee and Labor Matters; Benefit Plans	16
3.16	Environmental Matters	17
3.17	Legal Proceedings; Orders	18
3.18	No Vote Required	18
3.19	Non-Contravention; Consents	18
3.20	Financial Advisor and Fairness Opinion	18
3.21	Disclosure	18
3.22	Merger Sub	19
3.23	Valid Issuance	19

Article 4. CERTAIN COVENANTS OF THE PARTIES		19
4.1	Access and Investigation	19
4.2	AlphaGraphics Audit	19
4.3	Operation of the Business of the Company Entities	20
4.4	Operation of the Business of the Parent Entities	20

Article 5. ADDITIONAL COVENANTS OF THE PARTIES		20
5.1	Exemption from Registration	20
5.2	Regulatory Approvals and Related Matters	21
5.3	Disclosure	21
5.4	Takeover Statutes	21
5.5	Indemnification	21
5.6	Delivery of Revised Disclosure Schedules; Due Diligence Period	22
5.7	Supplement to Disclosure Schedules	23
5.8	Board Designees	24

Article 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB		25
6.1	Accuracy of Representations	25
6.2	Performance of Covenants	25
6.3	Company Member Approval	25
6.4	Documents	25
6.5	Approvals and Consents	25
6.6	No Company Material Adverse Effect	25
6.7	No Restraints	25

Article 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY		26
7.1	Accuracy of Representations	26
7.2	Performance of Covenants	26
7.3	Company Member Approval	26
7.4	Parent Board	26
7.5	Documents	26
7.6	Consents and Approvals	26
7.7	No Parent Material Adverse Effect	26
7.8	No Restraints	26
7.9	Fairness Opinion	26

Article 8. TERMINATION		27
8.1	Termination	27
8.2	Effect of Termination	27
8.3	Expenses	28

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Article 9. GENERAL PROVISIONS		28
9.1	Survival of Representations and Warranties and Covenants	28
9.2	Amendment	28
9.3	Waiver	28
9.4	Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery	28
9.5	Applicable Law; Remedies	29
9.6	Attorneys’ Fees	29
9.7	Assignability	29
9.8	Notices	29
9.9	Severability	30

EXHIBITS

Exhibit A	—	Certain Definitions

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 29, 2014, by and among Western Capital Resources, Inc., a Minnesota corporation (“Parent”), WCRS Acquisition Co., LLC, a Delaware limited liability company and wholly owned subsidiary of the Parent (“Merger Sub”), and BC Alpha Holdings II, LLC, a Delaware limited liability company (the “Company”). Capitalized terms not otherwise defined in this Agreement shall have the respective meanings ascribed to them in Exhibit A.

RECITALS

A.           Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with, and subject to, the terms and conditions of this Agreement, the Certificate of Merger in a form to be mutually agreed upon by the parties (the “Certificate of Merger”) and the DLLCA (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B.           The respective Boards of Directors and Managers (as applicable) of Parent, Merger Sub and the Company have each duly approved and declared advisable this Agreement, the Merger and the other Contemplated Transactions.

C.           Immediately following execution of this Agreement, on the date of this Agreement, BC Alpha Holdings I, LLC (“Alpha Parent”), as the sole member of the Company and the holder of 100% of the Common Units, will duly approve and declare advisable this Agreement, the Merger and the other Contemplated Transactions (the “Alpha Member Consent”).

D.           Immediately following execution of this Agreement, on the date of this Agreement, Parent, as the sole member of Merger Sub, will duly approve and declare advisable this Agreement, the Merger and the other Contemplated Transactions.

E.           For United States federal income tax purposes (and, where applicable, state and local income tax purposes), the parties intend that the Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code.

F.           Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger, as set forth in this Agreement.

AGREEMENT

In consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

Article 1.
DESCRIPTION OF TRANSACTION

1.1           Merger of Merger Sub with and into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company. At the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving limited liability company in the Merger (the “Surviving Company”) and become a wholly owned subsidiary of Parent.

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1.2         Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DLLCA. At the Effective Time, all the Company’s and Merger Sub’s property, rights, privileges, powers and franchises will vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub will become the Surviving Company’s debts, liabilities, and duties.

1.3         Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the law offices of Maslon Edelman Borman & Brand, LLP, legal counsel to Parent, or at such other time and place as mutually agreed upon by the parties, including by electronic transmission of executed closing documents, on a date to be designated jointly by Parent and the Company, which shall be no later than the third business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6 and Article 7 (other than the conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such condition). The date on which the Closing actually takes place is referred to as the “Closing Date.” The parties shall cause the Merger to become consummated and effective on the Closing Date by the filing of the Certificate of Merger with the Delaware Secretary of State in such form as agreed to by the parties and as required by, and executed and acknowledged in accordance with, the DLLCA. The term “Effective Time” shall be the date and time when the filing of the Certificate of Merger becomes effective or at such later time on the Closing Date as may be designated jointly by Parent, Merger Sub and the Company and specified in the Certificate of Merger.

1.4         Certificate of Formation; Managers and Officers. At the Effective Time:

(a)          the Certificate of Formation and Operating Agreement of the Company shall be the Certificate of Formation and Operating Agreement of the Surviving Company; and

(b)          the managers and officers of the Surviving Company shall be those Persons identified on Schedule 1.4.

1.5         Conversion of Limited Liability Company Interests.

(a)          At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or Alpha Parent, as the sole member of the Company:

(i)          each Common Unit that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Per Unit Merger Consideration, subject to adjustment as provided in Sections 1.5(b) and 1.5(c).

(ii)         all issued and outstanding Common Units as of the Effective Time shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and Alpha Parent shall cease to have any rights with respect thereto, except the right to receive the Per Unit Merger Consideration; and

(iii)        each unit of limited liability company interests of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one unit of limited liability company interests of the Surviving Company, which shall represent the only outstanding membership interests of the Surviving Company following the Effective Time.

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(b)          If, during the period from the date of this Agreement through the Effective Time, the outstanding Common Units or Parent Common Stock are changed into a different number or class of shares or units by reason of any reorganization, reclassification or recapitalization (e.g., any stock or unit split, division or subdivision of shares or units, stock or unit dividend, reverse stock or unit split, consolidation of shares or units, or other similar transaction), or a record date with respect to any such event shall occur during such period, then the Exchange Ratio shall, to the extent it does not so adjust by its terms, be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

(c)          No fractional shares of Parent Common Stock shall be issued to a holder of Common Units in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. For any such fractional interest that may occur, the fractional amount of any Per Unit Merger Consideration shall be rounded up to the nearest whole share of Parent Common Stock.

(d)          On the Closing Date, the Parent shall cause the issuance to Alpha Parent, as the holder of Common Units immediately prior to the Effective Time, the number of shares of Parent Common Stock representing the aggregate Per Unit Merger Consideration that Alpha Parent is entitled to receive in exchange for all of its Common Units.

1.6         Closing of the Company’s Transfer Books. At the Effective Time: (i) all Common Units outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and Alpha Parent shall cease to have any rights as members of the Company, except the right to receive the Per Unit Merger Consideration; and (ii) the transfer books of the Company shall be closed with respect to all Common Units outstanding immediately prior to the Effective Time. No further transfer of any such Common Units shall be made on such stock transfer books after the Effective Time.

1.7         Reservation of Shares. Prior to the Closing, the Parent Board shall reserve for issuance a sufficient number of shares of Parent Common Stock for the purpose of issuing its shares in exchange for Common Units in the Merger.

1.8         Tax Consequences. It is intended that, for U.S. federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code.

1.9         Further Action. Prior to the Effective Time, and subject to the terms and conditions set forth in this Agreement, the parties hereto shall take or cause to be taken all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as reasonably practicable, the Merger. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of Merger Sub and the Company, then the officers and managers of the Surviving Company are hereby fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

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Article 2.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows:

2.1         Subsidiaries; Due Organization.

(a)          Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization, together with the percentage of capital stock or other equity interests of such Subsidiary that is owned, directly or indirectly, by the Company. Neither the Company nor any of the Subsidiaries identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. No Subsidiary of the Company has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)          Each of the Company Entities is duly organized, validly existing and in good standing (or equivalent status) under the Legal Requirements of the jurisdiction of its incorporation or formation and has the requisite corporate (or similar) power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used.

(c)          Each of the Company Entities (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign limited liability company or other foreign Entity, and is in good standing (or equivalent status), under the Legal Requirements in each jurisdiction where the nature of the business conducted by it requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Company Material Adverse Effect.

2.2         Authority; Binding Nature of Agreement. The Company has the limited liability company power and authority to enter into and deliver this Agreement, subject to obtaining the Alpha Member Consent (as defined in the recitals to this Agreement) and the satisfaction of other conditions set forth herein, and to perform its obligations under this Agreement. The Manager has authorized and approved the execution, delivery and performance of this Agreement by the Company and the Contemplated Transactions. Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by: (i) the Legal Requirements of general application relating to bankruptcy, insolvency, fraudulent transfer, moratorium, or the rights of debtors’ and creditors’ rights generally; and (ii) the Legal Requirements governing specific performance, injunctive relief and general principals of equity.

2.3         Capitalization.

(a)          Alpha Parent owns all of the membership interests of the Company that are issued and outstanding. All of the outstanding Common Units have been duly authorized and validly issued, are fully paid and non-assessable and free of preemptive rights. None of the Company Entities holds any Common Units or any rights to acquire limited liability company interests of the Company. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Common Units or any securities of any of the Company Entities. None of the Company Entities is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any Common Units or other securities of any of the Company Entities.

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(b)          All outstanding Common Units have been issued in compliance in all material respects with applicable federal and state securities laws and regulations.

(c)          Part 2.3(c) of the Company Disclosure Schedule sets forth each Subsidiary of the Company and the ownership of the equity securities of such Subsidiaries. Except as set forth in Part 2.3(c) of the Company Disclosure Schedule, all of the outstanding securities of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and free of preemptive rights and, with respect to the outstanding securities that the Company owns or controls, are free and clear of Encumbrances.

(d)          There are no outstanding (i) securities convertible into or exchangeable for Common Units, (ii) options, warrants, calls or other rights to purchase or subscribe for Common Units or (iii) Contracts of any kind to which the Common Units are subject or bound and requiring the issuance after the date of this Agreement of (A) any Common Units, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, warrants, calls or rights of the type referred to in clause (ii).

2.4         Financial Statements.

(a)          The Company has delivered to Parent accurate and complete copies of the audited financial statements, including balance sheets and income statements, of AlphaGraphics for the fiscal years ended June 30, 2012 and June 30, 2013 (the “AlphaGraphics Audited Financial Statements”), and copies of the unaudited financial statements, including balance sheets and income statements, of AlphaGraphics for the period from July 1, 2013 through May 31, 2014 (the “AlphaGraphics Unaudited Financial Statements” and together with the AlphaGraphics Audited Financial Statements, the “Financial Statements”). The AlphaGraphics unaudited balance sheet at May 31, 2014 shall be referred to herein as the “AlphaGraphics Latest Balance Sheet.”

(b)          The Financial Statements (i) were prepared in accordance with GAAP consistently applied during the periods covered, except, in each case (1) as may be indicated in such financial statements, (2) in the case of AlphaGraphics Unaudited Financial Statements, such financial statements may not contain footnotes and are subject to year-end adjustments normal in nature and amount, and (3) as set forth in Part 2.4 of the Company Disclosure Schedule; and (ii) fairly present, in all material respects, the financial position of AlphaGraphics as of the respective dates thereof and the results of operations and cash flows of AlphaGraphics for the periods covered thereby (subject to the exceptions set forth in this Section 2.4(b)(i)(1) through (3)).

2.5         Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material liabilities that would be required to be reflected on a statement of financial condition or notes thereto prepared in accordance with GAAP, other than: (a) liabilities that are set forth in the AlphaGraphics Audited Financial Statements for the fiscal year ended June 30, 2013 or in the AlphaGraphics Latest Balance Sheet or are not otherwise required to be reflected thereon pursuant to GAAP; (b) liabilities that are set forth in Part 2.5 of the Company Disclosure Schedule; (c) liabilities incurred by the Company or its Subsidiaries in the ordinary course of business since the date of the AlphaGraphics Latest Balance Sheet and consistent with past practice; (d) liabilities incurred by the Company or its in connection with the transactions contemplated by this Agreement; or (e) liabilities for executory obligations to be performed after the Closing under the Contracts described in Part 2.11 of the Company Disclosure Schedule.

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2.6         Absence of Changes. Except as set forth in Part 2.6 of the Company Disclosure Schedule, since the date of the AlphaGraphics Latest Balance Sheet, (a) the Company has conducted its business in the ordinary course of business and consistent with past practice and (b) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, would reasonably be expected to have or result in a Company Material Adverse Effect.

2.7         Title to Assets. The Company Entities have good and valid title to, all material assets purported to be owned by them, including: (a) all assets reflected on the AlphaGraphics Latest Balance Sheet (except for inventory sold, used or otherwise disposed of in the ordinary course of business since the date of the AlphaGraphics Latest Balance Sheet); and (b) all other material assets reflected in the books and records of the Company Entities as being owned by the Company Entities. All of said assets are owned by the Company Entities free and clear of any Encumbrances, except for: (i) any Encumbrance for current Taxes not yet due or payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (ii) any Encumbrance of mechanics’, carriers’, workers’, repairers’ and similar statutory Encumbrances arising or incurred in the ordinary course of business for amounts not yet due or payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (iii) Encumbrances (including zoning restrictions, title imperfections, survey exceptions, easements, rights of way, licenses, rights, appurtenances and similar Encumbrances) that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the use of such assets; (iv) Encumbrances as reflected on the Financial Statements; or (v) Encumbrances described in Part 2.7 of the Company Disclosure Schedule (collectively, the “Company Permitted Encumbrances”). The Company Entities are the lessees of, and hold valid leasehold interests in, all real and personal property purported to have been leased by them that are material to the Company Entities’ respective businesses.

2.8         Loans. Part 2.8 of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Company Entities to any of their respective directors, officers or employees, other than routine travel and business expense advances made to managers or officers or other employees in the ordinary course of business.

2.9         Real Property; Leasehold.

(a)          No Company Entity owns any real property.

(b)          Part 2.9(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Company Entities leases real property from any other Person for annual rent payments in excess of $100,000 (collectively, the “Company Leased Real Property”). Part 2.9(b) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts granting to any Person (other than any Company Entity) a right of use or occupancy of any of the Company Leased Real Property. Except as set forth in the leases or subleases identified in Part 2.9(b) of the Company Disclosure Schedule, there is no Person in possession of any Company Leased Real Property other than a Company Entity. Except as set forth on Part 2.9(b) of the Company Disclosure Schedule, since June 30, 2013, none of the Company Entities has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) of a Company default, alleged failure to perform, or any offset or counterclaim with respect to any Company Leased Real Property which has not been fully remedied and/or withdrawn.

2.10       Intellectual Property. Set forth on Part 2.10 of the Company Disclosure Schedule is a complete and accurate list of all Intellectual Property that is owned by any of the Company Entities or that is licensed by the Company Entities from a third party pursuant to an existing Contract, which requires the Company Entities to pay annual licensing fees in excess of $100,000.

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2.11       Contracts and Commitments; No Default.

(a)          Except as set forth in Part 2.11 of the Company Disclosure Schedule, the Company is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) which would be deemed a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) and which is to be performed after the date of this Agreement.

(b)          Each agreement disclosed pursuant to Part 2.11 of the Company Disclosure Schedule (the “Material Company Contracts”) is in full force and effect and a valid and binding obligation of the Company Entity that is a party thereto and, to the Knowledge of the Company, of each of the other parties thereto, except as such enforceability may be limited by: (i) the Legal Requirements of general application relating to bankruptcy, insolvency, fraudulent transfer, moratorium, or the rights of debtors’ and creditors’ rights generally; and (ii) the Legal Requirements governing specific performance, injunctive relief and general principals of equity. The Company has not received any written notice of any material default under the terms of any Material Company Contract. To the Knowledge of the Company, no other party to any Material Company Contract is in default or breach in any material respect under the terms of any such Material Company Contract.

2.12       Compliance with Legal Requirements. Each of the Company Entities is, and at all times since June 30, 2013 has been, in compliance in all material respects with all applicable Legal Requirements applicable to the conduct of the business of each Company Entity. Since June 30, 2013, until the date hereof, none of the Company Entities has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

2.13       Governmental Authorizations. The Company Entities hold all Governmental Authorizations necessary to enable the Company Entities to conduct their respective businesses in the manner in which such businesses are currently being conducted, except where the failure to hold such Governmental Authorizations would not reasonably be expected to have or result in a Company Material Adverse Effect. Since June 30, 2013, none of the Company Entities has received any written notice from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

2.14       Tax Matters.

(a)          Each of the material Tax Returns required to be filed by or on behalf of the respective Company Entities with any Governmental Body (the “Company Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements (except as subsequently corrected by amended Tax Returns). All Taxes shown on the Company Returns, including any amendments, to be due have been timely paid other than Taxes that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP. The Company is not the beneficiary of any extension of time within which to file any Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company for any taxable period and no request for any such waiver or extension is currently pending.

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(b)          No Company Entity and no Company Return is currently under (or since June 30, 2013, has been under) audit by any Governmental Body, and to the Knowledge of the Company there are no disputes pending, or written claims asserted, for Taxes or assessments upon the Company.

(c)          No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Company Entity in respect of any material Tax. There are no Encumbrances for material Taxes upon any of the assets of any of the Company Entities except Encumbrances for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP.

(d)          The Company has delivered or made available to the Company accurate and complete copies of all federal and state income Tax Returns of the Company Entities with respect to periods beginning on or after January 1, 2012.

(e)          None of the Company Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting under Code Section 481 (or any corresponding or similar provision of state, local or non-U.S. income Tax law) for a taxable period ending on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.

(f)          Since June 30, 2013, each of the Company Entities has within the time and in the manner prescribed under applicable Legal Requirements withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(g)          Since June 30, 2013, none of the Company Entities (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which was the Company) or (ii) has had any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(h)          None of the Company Entities is or has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Reg. §1.6011-4(b)(2).

(i)          The Company has “checked-the-box” to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

2.15       Employee and Labor Matters; Benefit Plans.

(a)          Part 2.15(a) of the Company Disclosure Schedule sets forth a list of all employment agreements currently in effect with the Company. None of the Company Entities is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of any of the Company Entities.

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(b)          There is no claim or grievance pending or, to the Knowledge of the Company, threatened relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, work rule (together with all policies and supplements related thereto), privacy right, labor dispute, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

(c)          The Company has delivered or made available to Parent an accurate and complete list as of the date hereof, of: (i) each Company Employee Plan; (ii) each Company Employee Agreement; and (iii) all work rules (together with all policies and supplements related thereto) and employee manuals and handbooks relating to employees of any Company Entity.

(d)          Each Company Employee Plan intended to be Tax qualified under applicable Legal Requirements is so Tax qualified, and, to the Knowledge of the Company, no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Company Employee Plan.

(e)          Since June 30, 2013, none of the Company Entities, and no Company Affiliate, has maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) ”multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. None of the Company Entities, and no Company Affiliate, maintains, sponsors or contributes to any Company Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured.

(f)          Except as set forth in Part 2.15(f) of the Company Disclosure Schedule, each of the Company Entities and Company Affiliates: (i) is, and at all times has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (iii) is not liable for any arrears of wages or any Taxes with respect thereto or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

(g)          There is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made to any Company Associate, that, in connection with the Merger, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No Company Entity is a party to or has any obligation under any Contract to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

2.16       Environmental Matters. Each of the Company Entities is and since June 30, 2013 has at all times been in compliance in all material respects with all applicable environmental laws. None of the Company Entities has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) from a Governmental Body that alleges that any of the Company Entities is not in compliance in any material respect with any applicable environmental law, which non-compliance has not been cured or for which there is any remaining material liability.

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2.17       Legal Proceedings; Orders.

(a)          Except as set forth on Part 2.17(a) of the Company Disclosure Schedules, there is no pending Legal Proceeding, and, to the Knowledge of the Company, no such Legal Proceeding has been threatened: (i) that involves any of the Company Entities; or (ii) that challenges, or has the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

(b)          To the Knowledge of the Company, there is no Order to which any of the Company Entities, or any of the assets owned or used by any of the Company Entities, is subject that, individually or in the aggregate, would have a Company Material Adverse Effect. To the Knowledge of the Company, no officer or other key employee of any of the Company Entities is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Company Entities.

2.18       Consent Required. The Alpha Member Consent is the only consent of the holders of Common Units necessary to approve the Agreement and the other Contemplated Transactions.

2.19       Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DLLCA, and except as disclosed on Part 2.19 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation of the Merger or any of the other Contemplated Transactions, will (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any of the provisions of the certificate of formation, limited liability company agreement or other charter or organizational documents of any of the Company Entities; or (b) assuming that the requisite consents, approvals and filings in connection with the Contemplated Transactions are duly obtained and/or made, (i) constitute a breach or violation of, or a default under, or give rise to any Encumbrance (other than a Company Permitted Encumbrance), any acceleration of remedies or any right of termination under, any permit or license, or agreement, indenture or instrument of the Company Entities or to which the Company Entities or any of their respective properties is subject or bound, or (ii) violate any Legal Requirement or Order applicable to the Company Entities or any of their respective properties or assets, except with respect to clauses (b)(i) and (b)(ii), for any such breaches, violations, defaults or Encumbrances which, individually or in the aggregate, would not have a Company Material Adverse Effect.

2.20       Financial Advisor and Fairness Opinion. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Company Entities. The Company Board has received the opinion of Fidus Partners to the effect that as of such date, subject to the assumptions, qualifications, limitations and other matters stated therein, the Per Unit Merger Consideration is fair to the holders of Common Units from a financial point of view.

2.21       Disclosure. Except for the representations and warranties contained in this Article 2, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereunder. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent or Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Merger Sub in connection with due diligence review of the Company Entities or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article 2. The Company acknowledges that neither Parent nor Merger Sub makes any representations or warranties except for the representations and warranties contained in Article 3.

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Article 3.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

3.1         Subsidiaries; Due Organization.

(a)          Part 3.1(a) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization. Neither Parent nor any of the Subsidiaries identified in Part 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule. No Subsidiary of Parent has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)          Each of the Parent Entities is duly organized, validly existing and in good standing (or equivalent status) under the Legal Requirements of the jurisdiction of its incorporation or formation and has the requisite corporate (or similar) power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used.

(c)          Each of the Parent Entities (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation or other foreign Entity, and is in good standing (or equivalent status), under the Legal Requirements in each jurisdiction where the nature of the business conducted by it requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Parent Material Adverse Effect.

3.2         Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate, power and authority to enter into and deliver this Agreement and to perform their respective obligations under this Agreement. The Parent Board has: (a) unanimously determined that the Merger is advisable and in the best interests of, Parent and its shareholders; and (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by Parent and unanimously approved the Merger. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by: (i) the Legal Requirements of general application relating to bankruptcy, insolvency, fraudulent transfer, moratorium, or the rights of debtors’ and creditors’ rights generally; and (ii) the Legal Requirements governing specific performance, injunctive relief and general principals of equity.

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3.3         Capitalization.

(a)          As of the date of this Agreement, the authorized capital stock of Parent consists of 12,500,000 shares, of which there are 3,010,887 shares of Parent Common Stock issued and outstanding. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued, are fully paid and non-assessable and free of preemptive right. None of the Parent Entities (other than Parent) holds any shares of capital stock of Parent or any rights to acquire shares of capital stock of Parent. There is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of Parent or any securities of any of the Parent Entities. None of the Parent Entities is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of Parent or other securities of the Parent or any of its Subsidiaries.

(b)          All outstanding shares of Parent Common Stock have been issued and granted in compliance in all material respects with applicable federal and state securities laws and regulations.

(c)          All of the outstanding shares of capital stock of each of Parent’s Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and free of preemptive rights and are held by the Company or a wholly owned Subsidiary of the Company. All of the outstanding shares and all other securities of each of Parent’s Subsidiaries are owned beneficially and of record by Parent free and clear of any Encumbrances.

(d)          There are no outstanding (i) securities convertible into or exchangeable for Parent Common Stock, (ii) options, warrants, calls or other rights to purchase or subscribe for Parent Common Stock or (iii) Contracts of any kind to which the Company is subject or bound requiring the issuance after the date of this Agreement of (A) any Parent Common, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, warrants, calls or rights of the type referred to in clause (ii).

3.4         SEC Filings; Financial Statements.

(a)          Parent has made available (or made available on the SEC website) to the Company accurate and complete copies of all registration statements, proxy statements, Parent Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed or furnished by Parent with the SEC since December 31, 2013, including all amendments thereto (collectively, the “Parent SEC Documents”). Since December 31, 2013, all Parent SEC Documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis under applicable Legal Requirements. None of Parent’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively): (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and taking into account the requirements applicable to the respective Parent SEC Document, not misleading, except to the extent corrected: (A) in the case of Parent SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Parent SEC Document; and (B) in the case of Parent SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Parent SEC Document. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.

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(b)          The consolidated financial statements of Parent included (or incorporated by reference) in the Parent SEC Reports filed with (but not furnished to) the SEC, including the related notes (the “Parent Financial Statements”) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to year-end audit adjustments normal in nature and amount), (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iii) have been prepared in accordance with GAAP consistently applied during the periods covered thereby, except, in each case, as indicated in such statements or in the notes thereto.

(c)          The Parent and each of its Subsidiaries maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by the Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Parent required under the Exchange Act with respect to such reports.

(d)          Since December 31, 2013, (i) neither the Parent nor any of its Subsidiaries nor, to the Knowledge of the Parent, any director, officer, employee, auditor, accountant or representative of the Parent or any of its Subsidiaries, has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Parent or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2013, including any material complaint, allegation, assertion or claim that the Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of the Parent, no attorney representing the Parent or any of its Subsidiaries, whether or not employed by the Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2013, by the Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of the Parent.

(e)          The Parent and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the Parent Financial Statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Parent has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Parent’s outside auditors and the audit committee of the Parent Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Parent’s ability to accurately record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal controls over financial reporting.

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3.5         Absence of Undisclosed Liabilities. Parent does not have any material liabilities that would be required to be reflected on a statement of financial condition or notes thereto prepared in accordance with GAAP, other than: (a) liabilities that are fully reflected or reserved for in the Parent Latest Balance Sheet or are not otherwise required to be reflected thereon pursuant to GAAP; (b) liabilities that are set forth in Part 3.5(b) of the Parent Disclosure Schedule; (c) liabilities incurred by Parent in the ordinary course of business since the date of the Parent Latest Balance Sheet and consistent with past practice; (d) liabilities incurred by the Parent in connection with the transfer contemplated by this Agreement; or (e) liabilities for executory obligations to be performed after the Closing under the Parent Contracts described in Part 3.11 of the Parent Disclosure Schedule.

3.6         Absence of Changes. Except as set forth in Part 3.6 of the Parent Disclosure Schedule, since the date of the Parent Latest Balance Sheet, (a) Parent has conducted its business in the ordinary course of business and consistent with past practice and (b) there has not been any Parent Material Adverse Effect.

3.7         Title to Assets. The Parent Entities have good and valid title to, all material assets purported to be owned by them, including: (a) all assets reflected on the Parent Latest Balance Sheet (except for inventory sold, used or otherwise disposed of in the ordinary course of business since the date of the Parent Latest Balance Sheet); and (b) all other material assets reflected in the books and records of the Parent Entities as being owned by the Parent Entities. All of said assets are owned by the Parent Entities free and clear of any Encumbrances, except for: (i) any Encumbrance for current Taxes not yet due or payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (ii) any Encumbrance of mechanics’, carriers’, workers’, repairers’ and similar statutory Encumbrances arising or incurred in the ordinary course of business for amounts not yet due or payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP, (iii) minor Encumbrances (including zoning restrictions, title imperfections, survey exceptions, easements, rights of way, licenses, rights, appurtenances and similar Encumbrances) that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the use of such assets; (iv) Encumbrances as reflected on the Parent Financial Statements; and (v) Encumbrances described in Part 3.7 of the Parent Disclosure Schedule (collectively, the “Parent Permitted Encumbrances”). The Parent Entities are the lessees of, and hold valid leasehold interests in, all real and personal property purported to have been leased by them, that are material to the Parent Entities’ respective businesses.

3.8         Loans. Part 3.8 of the Parent Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Parent Entities to any of their respective directors, officers or employees, other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business.

3.9         Real Property; Leasehold.

(a)          No Parent Entity owns any real property.

(b)          Part 3.9(b) of the Parent Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Parent Entities leases real property from any other Person for annual rent payments in excess of $100,000 (collectively, the “Parent Leased Real Property”). Part 3.9(b) of the Parent Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Parent Contracts granting to any Person (other than any Parent Entity) a right of use or occupancy of any of the Parent Leased Real Property. Except as set forth in the leases or subleases identified in Part 3.9(b) of the Parent Disclosure Schedule, there is no Person in possession of any Parent Leased Real Property other than a Parent Entity. Since December 31, 2013, none of the Parent Entities has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) of a Parent default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Parent Leased Real Property which has not been fully remedied and/or withdrawn.

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3.10       Intellectual Property. Set forth on Part 3.10 of the Parent Disclosure Schedule is a complete and accurate list of all Intellectual Property that is owned by any of the Parent Entities, or that is licensed by the Parent Entities from a third party pursuant to an existing Contract, which has annual fees in excess of $100,000.

3.11       Contracts and Commitments; No Default.

(a)          Except as set forth in Part 3.11 of the Parent Disclosure Schedule or in the SEC Reports, neither the Parent nor its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) which would be deemed a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) and which is to be performed after the date of this Agreement.

(b)          Each “material contract” disclosed pursuant to Part 3.11 of the Parent Disclosure Schedule or in the SEC Reports (the “Material Parent Contracts”) is in full force and effect and is a valid and binding obligation of the Parent Entity party thereto and, to the Knowledge of Parent, of each of the other parties thereto, except as such enforceability may be limited by: (i) the Legal Requirements of general application relating to bankruptcy, insolvency, fraudulent transfer, moratorium, or the rights of debtors’ and creditors’ rights generally; and (ii) the Legal Requirements governing specific performance, injunctive relief and general principals of equity. Parent has not received any written notice of any material default under the terms of any Material Parent Contract. To the Knowledge of Parent, no other party to any Material Parent Contract is in default or breach in any material respect under the terms of any such Material Parent Contract.

3.12       Compliance with Legal Requirements. Each of the Parent Entities is, and has at all times since December 31, 2013 been, in compliance in all material respects with all applicable Legal Requirements. Since December 31, 2013 until the date hereof, none of the Parent Entities has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

3.13       Governmental Authorizations. The Parent Entities hold all Governmental Authorizations necessary to enable the Parent Entities to conduct their respective businesses in the manner in which such businesses are currently being except where the failure to hold such Governmental Authorizations would not reasonably be expected to have or result in a Parent Material Adverse Effect. Since December 31, 2013, none of the Parent Entities has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

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3.14       Tax Matters.

(a)          Each of the material Tax Returns required to be filed by or on behalf of the respective Parent Entities with any Governmental Body (the “Parent Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements (except as subsequently corrected by amended Tax Returns). All Taxes shown on the Parent Returns, including any amendments, to be due have been timely paid other than Taxes that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP. Parent is not the beneficiary of any extension of time within which to file any Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Parent for any taxable period and no request for any such waiver or extension is currently pending.

(b)          No Parent Entity and no Parent Return is currently under audit by any Governmental Body and, to the Knowledge of Parent, there are no disputes pending or written claims asserted, for taxes or assessments upon the Company.

(c)          No claim or Legal Proceeding is pending or, to the Knowledge of Parent, has been threatened against or with respect to any Parent Entity in respect of any material Tax. There are no Encumbrances for material Taxes upon any of the assets of any of the Parent Entities except Encumbrances for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP.

(d)          Parent has delivered or made available to the Company accurate and complete copies of all federal and state income Tax Returns of the Parent Entities with respect to periods after January 1, 2012.

(e)          Merger Sub is a directly and wholly owned, first-tier Subsidiary of Parent.

(f)          Each of the Parent Entities has within the time and in the manner prescribed under applicable Legal Requirements withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(g)          None of the Parent Entities (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which was the Parent) or (ii) has had any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(h)          Merger Sub has “checked-the-box” to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

3.15       Employee and Labor Matters; Benefit Plans.

(a)          Part 3.15(a) of the Parent Disclosure Schedule sets forth a list of employment agreements currently in effect for any Parent Entity. None of the Parent Entities is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of Parent, seeking to represent any employees of any of the Parent Entities.

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(b)          There is no claim or grievance pending or, to the Knowledge of Parent, threatened relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, work rule (together with all policies and supplements related thereto), privacy right, labor dispute, safety, retaliation, immigration or discrimination matters involving any Parent Associate, including charges of unfair labor practices or harassment complaints.

(c)          Parent has delivered or made available to the Company an accurate and complete list, by country and as of the date hereof, of: (i) each Parent Employee Plan; (ii) each Parent Employee Agreement; and (iii) all work rules (together with all policies and supplements related thereto) and employee manuals and handbooks relating to employees of any Parent Entity.

(d)          Each Parent Employee Plan intended to be Tax qualified under applicable Legal Requirements is so Tax qualified, and no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Parent Employee Plan.

(e)          Since December 31, 2013, none of the Parent Entities, and no Parent Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Parent Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. None of the Parent Entities, and no Parent Affiliate, maintains, sponsors or contributes to any Parent Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured.

(f)          Except as set forth in Part 3.15(f) of the Parent Disclosure Schedule, each of the Parent Entities and Parent Affiliates: (i) is, and at all times has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Parent Associates; (iii) is not liable for any arrears of wages or any Taxes with respect thereto or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Parent Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

(g)          There is no agreement, plan, arrangement or other Contract covering any Parent Associate, and no payments have been made to any Parent Associate, that, in connection with the Merger, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No Parent Entity is a party to or has any obligation under any Contract to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

3.16       Environmental Matters. Each of the Parent Entities is and has at all times been in compliance in all material respects with all applicable environmental laws. None of the Parent Entities has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise), whether from a Governmental Body, citizens group or other Person that alleges that any of the Parent Entities is not in compliance in any material respect with any applicable environmental law, which non-compliance has not been cured or for which there is any remaining material liability.

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3.17       Legal Proceedings; Orders.

(a)          There is no pending Legal Proceeding, and, to the Knowledge of Parent, no such Legal Proceeding has been threatened: (i) that involves any of the Parent Entities or (ii) that challenges, or has the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

(b)          To the Knowledge of Parent, there is no Order to which any of the Parent Entities, or any of the assets owned or used by any of the Parent Entities, is subject that, individually or in the aggregate, would have a Parent Material Adverse Effect. To the Knowledge of Parent, no officer or other key employee of any of the Parent Entities is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Parent Entities.

3.18       No Vote Required. No vote of the holders of any class or series of Parent’s capital stock is necessary to approve the Merger and this Agreement.

3.19       Non-Contravention; Consents. Assuming compliance with the applicable provisions of the MBCA and the DLLCA, and except as disclosed on Part 3.19 of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent, nor the consummation of the Merger or any of the other Contemplated Transactions, will (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of (i) any of the provisions of the articles of incorporation, bylaws or other charter or organizational documents of any of the Parent Entities or (ii) any resolution adopted by the shareholders, the Board of Directors or any committee of the Board of Directors of any of the Parent Entities; or (b) assuming that the requisite consents, approvals and filings in connection with the Contemplated Transactions are duly obtained and/or made, (i) constitute a breach or violation of, or a default under, or give rise to any Encumbrance (other than a Parent Permitted Encumbrance), any acceleration of remedies or any right of termination under, any permit or license, or agreement, indenture or instrument of the Parent Entities or to which the Parent Entities or any of their respective properties is subject or bound, or (ii) violate any Legal Requirement or Order applicable to the Parent Entities or any of their respective properties or assets, except with respect to clauses (b)(i) and (b)(ii), for any such breaches, violations, defaults or Encumbrances which, individually or in the aggregate, would not have a Parent Material Adverse Effect.

3.20       Financial Advisor and Fairness Opinion. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Parent Entities. The Parent Board has received the opinion of Duff & Phelps to the effect that as of such date, subject to the assumptions, qualifications, limitations and other matters stated therein, the Per Unit Merger Consideration is fair to the stockholders of Parent from a financial point of view.

3.21       Disclosure. Except for the representations and warranties contained in this Article 3, none of Parent, Merger Sub or any other Person on behalf of them makes any other express or implied representation or warranty with respect to Parent or its Subsidiaries or with respect to any other information provided to the Company in connection with the transactions contemplated hereunder. None of Parent, Merger Sub or any other Person will have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts of other material made available to the Company in connection with due diligence review of the Parent and its Subsidiaries or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article 3. Each of Parent and Merger Sub acknowledges that the Company does not make any representations or warranties except for the representations and warranties contained in Article 2.

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3.22       Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions, has no assets or liabilities (other than obligations under this Agreement) and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions. Parent has delivered to the Company true, complete and correct copies of the certificate of formation and limited liability company agreement of Merger Sub and any other agreement or contract of any kind to which Merger Sub is a party or by which it is bound (provided that to the extent such agreement or contract is “oral” a true and correct written summary of the same has been delivered).

3.23       Valid Issuance. The Parent Common Stock to be issued in the Merger has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and non-assessable.

Article 4.
CERTAIN COVENANTS OF THE PARTIES

4.1         Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time or the termination of this Agreement in accordance with Article 8 (the “Pre-Closing Period”), subject to applicable Legal Requirements (including attorney-client privilege and work product doctrine) and the terms of any confidentiality restrictions under Contracts of a party as of the date hereof, upon reasonable notice the Company and Parent shall each, and shall cause each of their respective Subsidiaries to: (a) provide the Representatives of the other party with reasonable access during normal business hours to its personnel, tax and accounting advisers and assets and to all existing books, records, Tax Returns, and other documents and information relating to such Entity or any of its Subsidiaries, in each case as reasonably requested by Parent or the Company and in such manner as shall not unreasonably interfere with the business or operations of the party providing such access, as the case may be; and (b) provide the Representatives of the other party with such copies of the existing books, records, Tax Returns, and other documents and information relating to such Entity and its Subsidiaries as reasonably requested by Parent or the Company, as the case may be. All information furnished pursuant to this Section 4.1 shall be subject to the provisions of the Confidentiality Agreement.

4.2         AlphaGraphics Audit. The Company will use its commercially reasonable efforts to engage and cause an independent registered auditor to conduct and complete an audit of the financial statements of AlphaGraphics for the year ended June 30, 2014, pursuant to which such auditor shall have reported that such financial statements: (i) were prepared in accordance with GAAP applied on a consistent basis through the periods covered; and (ii) fairly present, in all material respects, the financial position of AlphaGraphics as of the respective dates thereof and the results of operations and cash flows of AlphaGraphics for the periods covered thereby (the “AlphaGraphics Audit”).

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4.3         Operation of the Business of the Company Entities.

(a)          During the Pre-Closing Period, except as set forth in Part 4.3(a) of the Company Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or to the extent that Parent shall otherwise consent in writing: (i) the Company shall cause each of the Company Entities to conduct its business and operations in the ordinary course consistent with past practices and, without limiting the foregoing covenant, shall not (without the prior written consent of Parent), and shall ensure that each of the Company Entities shall not, declare, accrue, set aside or pay any dividend or distribution (including without limitation a distribution in redemption of an interest in any Company Entity and excluding any distribution by AlphaGraphics to BC Alpha, LLC, the proceeds of which are used solely to make payments owing to East West Bank), or incur any indebtedness for borrowed money; (ii) the Company shall use commercially reasonable efforts to attempt to cause each of the Company Entities to preserve intact the material components of its current business organization, keeps available the services of certain of its current officers (other than its chief executive officer) and other key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors and Governmental Bodies; and (iii) the Company shall promptly notify Parent following its becoming aware of any Legal Proceeding commenced, or, to the Company’s Knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, in either case of clause (A) or (B) of this sentence, against, involving or that would reasonably be expected to materially affect any of the Company Entities and that relates to any of the Contemplated Transactions.

(b)          During the Pre-Closing Period, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6 impossible or that has had or would reasonably be expected to have or result in a Company Material Adverse Effect.

4.4         Operation of the Business of the Parent Entities.

(a)          During the Pre-Closing Period, except as set forth in Part 4.4(a) of the Parent Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or to the extent that the Company shall otherwise consent in writing: (i) Parent shall ensure that each of the Entities conducts its business and operations in the ordinary course consistent with past practices and, without limiting the foregoing covenant, shall not (without the prior written consent of the Company), and shall ensure that each of the Parent Entities shall not, declare, accrue, set aside or pay any dividend or distribution (including without limitation a distribution in redemption of an interest in any Parent Entity), or incur any indebtedness for borrowed money; (ii) Parent shall use commercially reasonable efforts to attempt to cause each of the Parent Entities to preserve intact the material components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors, and Governmental Bodies; and (iii) Parent shall promptly notify the Company following its becoming aware of any Legal Proceeding commenced, or, to Parent’s Knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, in either case of clause (A) or (B) of this sentence, against, involving or that would reasonably be expected to affect any of the Parent Entities and that relates to any of the Contemplated Transactions.

(b)          During the Pre-Closing Period, Parent shall promptly notify the Company in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 7 impossible or that has had or would reasonably be expected to have or result in a Parent Material Adverse Effect.

Article 5.
ADDITIONAL COVENANTS OF THE PARTIES

5.1         Exemption from Registration. Prior to the Effective Time, Parent shall obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will (to the extent required) be exempt from registration or qualification under the Securities Act and the state securities laws of every state of the United States in which any registered holder of Common Units has an address of record on the record date for determining the Company members entitled to vote on the Contemplated Transactions. The Company shall promptly furnish to Parent all information concerning the Company Entities and their respective shareholders or members, as applicable, that may be required or reasonably requested by Parent to obtain such exemptions.

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5.2         Regulatory Approvals and Related Matters.

(a)          Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.2), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Contemplated Transactions.

(b)          In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Body or private party challenging the Merger or the Contemplated Transactions, or any other agreement contemplated hereby, each of the parties shall cooperate in all respects and shall use its commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.

5.3         Disclosure. Attached as Schedule 5.3 is the text of the joint press release announcing the signing of this Agreement. Parent and the Company shall consult with each other before issuing any further press release or otherwise making any public statement, and shall not issue any such press release or make any such public statement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, delayed or conditioned.

5.4         Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Legal Requirement becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other of the Contemplated Transactions, then each of the Company, Parent, Merger Sub, and their respective Board of Directors or Managers (as applicable) shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

5.5         Indemnification.

(a)          From and after the Effective Time through the sixth anniversary of the Effective Time, Parent (the “Indemnifying Party”) shall or cause its Subsidiaries to indemnify and hold harmless each present and former director, manager, officer and employee of the Company Entities, determined as of the Effective Time, and each of their heirs, estates, executors and administrators (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of a Company Entity or is or was serving at the request of a Company Entity as a director, manager, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Contemplated Transactions, to the fullest extent which such Indemnified Parties would be entitled under applicable law, the organizational documents of the applicable Company Entity or any agreement, arrangement or understanding, which has been set forth in Part 5.5 of the Company Disclosure Schedule, in each case, as in effect on the date hereof; provided that any determination required to be made with respect to whether an employee’s, officer’s or director’s conduct complies with the standards set forth in the applicable organizational documents of the applicable Company Entity or other agreement or applicable law, shall be made by independent counsel selected by Parent and reasonably acceptable to the Indemnified Party. Each Indemnified Party is intended to be a third-party beneficiary of this Section 5.5 and the provisions of this Section 5.5 shall be enforceable by each Indemnified Party and his or her heirs and representatives.

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(b)          Any Indemnified Party wishing to claim indemnification under this Section 5.5, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) neither the Indemnified Party nor the Indemnifying Party shall be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, conditioned or delayed, and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c)          Parent shall or shall cause its Subsidiaries to maintain AlphaGraphics’ existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by AlphaGraphics’ existing policy, including Parent’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six (6) years after the Effective Time.

(d)          If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 5.5.

5.6         Delivery of Revised Disclosure Schedules; Due Diligence Period.

(a)          By Company. The parties agree and acknowledge that the Company is entitled to deliver a revised set of Company Disclosure Schedules (“Revised Company Disclosure Schedules”) to Parent within 20 days of this Agreement. The Revised Company Disclosure Schedule shall be deemed to qualify the representations and warranties made by the Company as of the date of the Agreement and replace for such purpose the Company Disclosure Schedules delivered to Parent as of the date hereof. Parent shall have the longer of (x) 10 days of receipt of such Revised Company Disclosure Schedules or (y) 30 days from the date of the Agreement (“Parent Review Period”) to review the Revised Company Disclosure Schedules, and Parent shall, in its discretion, conduct a further business and financial investigation and review of the Company and its Subsidiaries during the Parent Review Period, in accordance with the procedures set forth in Section 4.1.  On or before the expiration of the Parent Review Period, Parent will have the right to deliver written notice (“Notice”) to the Company that it (a) has, in good faith, identified a Company Material Adverse Effect based on the manner in which the disclosures contained in the Revised Company Disclosure Schedules differ from the disclosures contained in the Company Disclosure Schedules delivered concurrent with the execution and delivery of this Agreement, and (b) desires to terminate the Agreement pursuant to Section 8.1(e)(ii), unless such Company Material Adverse Effect can be cured within 30 days after the Notice.  The Notice shall set forth, in reasonable detail, the Company Material Adverse Effect identified by Parent.

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(b)          By Parent. The parties agree and acknowledge that Parent is entitled to deliver a revised set of Parent Disclosure Schedules (“Revised Parent Disclosure Schedules”) to the Company within 20 days of this Agreement. The Revised Parent Disclosure Schedule shall be deemed to qualify the representations and warranties made by Parent as of the date of the Agreement and replace for such purpose the Parent Disclosure Schedules delivered to the Company as of the date hereof. The Company shall have the longer of (x) 10 days of receipt of such Revised Parent Disclosure Schedules or (y) 30 days from the date of the Agreement (“Company Review Period”) to review the Revised Parent Disclosure Schedules, and the Company shall, in its discretion, conduct a further business and financial investigation and review of Parent and its Subsidiaries during the Company Review Period, in accordance with the procedures set forth in Section 4.1.  On or before the expiration of the Company Review Period, the Company will have the right to deliver Notice to Parent that it (a) has, in good faith, identified a Parent Material Adverse Effect based on the manner in which the disclosures contained in the Revised Parent Disclosure Schedules differ from the disclosures contained in the Parent Disclosure Schedules delivered concurrent with the execution and delivery of this Agreement, and (b) desires to terminate the Agreement pursuant to Section 8.1(f)(ii), unless such Parent Material Adverse Effect can be cured within 30 days after the Notice.  The Notice shall set forth, in reasonable detail, the Parent Material Adverse Effect identified by Parent.

5.7         Supplement to Disclosure Schedules. Each party (for purposes of this Section 5.7, the “Disclosing Party”) shall promptly notify the other party in writing of any fact or circumstance that would cause any of the Disclosing Party’s representations, warranties or covenants in this Agreement or any Schedule hereto, to be untrue or incomplete in any respect, or would cause the Disclosing Party to be unable to deliver the certificate required under Section 6.4 or Section 7.5, as applicable, and the Disclosing Party shall promptly deliver to the other party an updated version of any applicable Section of the Disclosing Party’s Disclosure Schedule or add a new Schedule to this Agreement to which such fact or circumstance relates (the “Updated Disclosure Schedule”). The delivery by the Disclosing Party of an Updated Disclosure Schedule shall not prejudice any rights of any other party hereunder prior to the Closing, to exercise any right to terminate this Agreement with respect to any inaccuracy of the Disclosure Party’s representations and warranties as of the date hereof or as any date after the date hereof. If the other party consummates the Merger following delivery of an Updated Disclosure Schedule, such Updated Disclosure Schedule shall be deemed to qualify the representations and warranties made as of the Effective Time by the Disclosing Party and replace for such purpose, in whole or in part, as the case may be, the applicable Section(s) of the Disclosing Party’s Disclosure Schedule delivered hereunder for such purpose.

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5.8         Board Designees.

(a)          As of the Closing, Alpha Parent or any Permitted Affiliate shall collectively nominate, and Parent shall appoint, up to two (2) directors (“Appointed Directors”) to serve on the Parent Board. The Appointed Directors shall be listed on Schedule 1.4 to this Agreement.  After the Closing, Alpha Parent or any Permitted Affiliate shall have the right to continue to nominate up to two Appointed Directors to stand for election of directors to serve on the Parent Board, subject to Section 5.8(c). For so long as Alpha Parent or its Permitted Affiliate have the right to appoint an Appointed Director to the Parent Board, the Parent Board shall not have more than five (5) directors, without the prior written consent of Alpha Parent or its Permitted Affiliate, which consent shall not be required to the extent that the number of directors is greater than five (5) and the number of Appointed Directors is increased such that they represent no less than (i) forty percent (40%) of the total number of directors serving on the Parent Board, when Alpha Parent and its affiliates own Parent Common Stock amounting to at least ten percent (10%) of the issued and outstanding capital stock of Parent (without taking into account securities convertible into Parent Common Stock) or (ii) twenty percent (20%) of the total number of directors serving on the Parent Board when Alpha Parent and its affiliates own Parent Common Stock amounting to at least five percent (5%) or greater, but less than ten percent (10%), of the issued and outstanding capital stock of Parent (without taking into account securities convertible into Parent Common Stock). A “Permitted Affiliate” shall mean an affiliate of Alpha Parent that owns, directly or indirectly, in excess of five percent (5%) of the then-issued and outstanding shares of Parent Common Stock (without taking into account securities convertible into Parent Common Stock), or any successor to Alpha Parent.

(b)          At each annual meeting of the stockholders of Parent at which an Appointed Director is subject to re-election, the Parent Board shall appoint such Appointed Director as a director on the Parent Board. Upon the death, disability, retirement, resignation, removal or other vacancy of an Appointed Director, the Parent Board shall appoint as a director to fill the vacancy so created a new Appointed Director designated by Alpha Parent or its Permitted Affiliate that meets the requirements of Section 5.8(a).

(c)          If at any time subsequent to the date of the Closing, (x) Alpha Parent and its affiliates own Parent Common Stock amounting to less than ten percent (10%), but equal to or greater than five percent (5%) of the issued and outstanding shares of Parent Common Stock (in each case, without taking into account securities convertible into Parent Common Stock), then Alpha Parent’s or its Permitted Affiliate’s, as the case may be, rights under subsections (a) and (b) of this Section 5.8 to appoint up to two (2) Appointed Directors shall change to having the right to appoint one (1) Appointed Director (or such greater proportional number as contemplated by Section 5.8(a) if the Parent Board were expanded) (“Nominee Reduction Event”). If at any time subsequent to the date of the Closing, (x) Alpha Parent and its affiliates own Parent Common Stock amounting to less than five percent (5%) of the issued and outstanding shares of Parent Common Stock (without taking into account securities convertible into Parent Common Stock), then Alpha Parent’s or its Permitted Affiliate’s, as the case may be, rights under subsections (a) and (b) of this Section 5.8 to appoint Appointed Directors shall terminate (a “Nominee Termination Event”). Upon the occurrence of either a Nominee Reduction Event or a Nominee Termination Event, as the case may be, the Appointed Director(s) shall have the right to continue to serve until the expiration of his or her elected term.

(d)          The Appointed Directors shall be entitled to the same compensation, insurance and indemnification in connection with his or her role as a director as the other members of the Parent Board, and shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Parent Board or any committees thereof, to the same extent as the other members of the Parent Board.  The Parent shall notify the Appointed Directors of all regular and special meetings of the Parent Board and shall notify the Appointed Directors of all regular and special meetings of any committee of the Parent Board of which the Appointed Director is a member. For as long as an Appointed Director is serving on the Parent Board, at least one Appointed Director shall be appointed to each committee of the Parent Board, subject to any rules and regulations under federal securities laws applicable thereto, or the rules of any applicable stock exchange. Parent shall provide the Appointed Directors with copies of all notices, minutes, consents and other materials provided to any other members of the Parent Board concurrently as such materials are provided to the other directors.

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(e)          The obligations of this Section 5.8 shall survive the Closing, and Parent shall continue to comply with the obligations herein until such time as provided in Section 5.8(c).

Article 6.
CONDITIONS PRECEDENT TO OBLIGATIONS
OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1           Accuracy of Representations. Each of the representations and warranties of the Company shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date).

6.2           Performance of Covenants. The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3           Company Member Approval. The Company shall have obtained the Alpha Member Consent.

6.4           Documents. Parent and Merger Sub shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2 and 6.3 have been duly satisfied.

6.5           Approvals and Consents. Parent shall have received (a) approvals and consents as may be required by applicable law from all applicable Governmental Bodies and (b) the material consents and approvals from third parties required pursuant to Company Contracts as a result of the transactions contemplated by this Agreement.

6.6           No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that would reasonably be expected to have or result in a Company Material Adverse Effect.

6.7           No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

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Article 7.
CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1           Accuracy of Representations. Each of the representations and warranties of Parent and Merger Sub shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date).

7.2           Performance of Covenants. The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3           Company Member Approval. The Company shall have obtained the Alpha Member Consent.

7.4           Parent Board. Parent shall have taken all necessary actions (including without limitation any necessary amendments to Parent’s bylaws) to cause (a) the Appointed Directors that are listed on Schedule 1.4 to begin serving on the Parent Board as of the Closing and (b) there to be at least five (5) directors, including the Appointed Directors, as contemplated by Section 5.8 hereof.

7.5           Documents. The Company shall have received a certificate executed by an executive officer of Parent confirming that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.4 and 7.5 have been duly satisfied.

7.6           Consents and Approvals. The Company shall have received (a) approvals and consents as may be required by applicable law from all applicable Governmental Bodies and (b) the material consents and approvals from third parties required pursuant to Parent Contracts as a result of the transactions contemplated by this Agreement.

7.7           No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, then in existence would reasonably be expected to have or result in a Parent Material Adverse Effect.

7.8           No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.9           Fairness Opinion. The Company Entities shall have received, from a reputable and independent financial services firm, an opinion as to the fairness, from a financial point of view, to the equity interest holders of the Company, of the Aggregate Merger Consideration.

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Article 8.
TERMINATION

8.1         Termination. This Agreement may be terminated prior to the Effective Time:

(a)          by mutual written consent of Parent and the Company;

(b)          by either Parent or the Company if the Merger shall not have been consummated by October 31, 2014 (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Subsection (b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c)          by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)          by either Parent or the Company if the Company fails to obtain the Alpha Member Consent;

(e)          by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 6.1 would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section would not be satisfied; or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, for purposes of clauses (i) and (ii) above, if an inaccuracy in any of the Company’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by the Company is curable by the Company by the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Subsection (e) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company written notice of such inaccuracy or breach; or

(f)          by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1 would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1 would not be satisfied; or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that, for purposes of clauses (i) and (ii) above, if an inaccuracy in any of Parent’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by Parent is curable by Parent by the End Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Subsection (f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent written notice of such inaccuracy or breach.

8.2         Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Article 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any willful breach of this Agreement or fraud.

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8.3         Expenses. All fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, that, notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that (a) AlphaGraphics shall be permitted to fund at Closing all expenses of the Company Entities then due and (b) Parent shall take all necessary action to cause AlphaGraphics to fund any such expenses related to the transactions contemplated by this Agreement, even if such payments are not due and payable or finally determined until after the Closing.

Article 9.
GENERAL PROVISIONS

9.1         Survival of Representations and Warranties and Covenants. Except as set forth in this Agreement or in any other agreement, exhibit, schedule, certificate, instrument or other writing delivered in connection with this Agreement, no party hereto makes any representation or warranty to any other party hereto. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time. Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person.

9.2         Amendment. This Agreement may be amended with the approval of the Board of Managers of the Company and the Board of Directors of the Parent at any time, subject to the approval of the Company members required by the DLLCA. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.3         Waiver.

(a)          No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)          No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.4         Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that, except as otherwise expressly set forth in this Agreement, the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement. Except for the Indemnified Parties’ right to enforce Parent’s obligation under Section 5.5, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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9.5           Applicable Law; Remedies. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to conflicts-of-law principles. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties irrevocably waives the right to trial by jury. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Legal Requirements or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy.

9.6           Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.7           Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties.

9.8           Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express), one business day after mailing; (c) if sent by facsimile transmission before 5:00 p.m. Central Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. Central Time and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:	Western Capital Resources, Inc.
11550 “I” Street, Suite 150
Omaha, NE 68137
Attention: John Quandahl, Chief Executive Officer
Facsimile: (402) 551-8888

with a copy to:	Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Attention: Paul D. Chestovich
Facsimile: (612) 642-8305

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if to the Company:	BC Alpha Holdings II, LLC
5425 Wisconsin Avenue, Suite 701
Chevy Chase, MD 20815
Attention: Murry Gunty
Facsimile: (240) 223-1331

with a copy to:	Squire Patton Boggs (US) LLP
2550 M Street, NW
Washington, DC 20037
Attention: Alan M. Noskow
Facsimile: (202) 457-6315

9.9           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

* * * * * * *

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IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first above written.

BC ALPHA HOLDINGS II, LLC

By:	BC Alpha Holdings I, LLC, its Manager

By:	Blackstreet Capital Management, LLC, its Manager

By:	/s/ Murry N. Gunty
Name:	Murry N. Gunty
Title:	Manager

WESTERN CAPITAL RESOURCES, INC.

By:	/s/ John Quandahl
Name:	John Quandahl
Title:	Chief Executive Officer

WCRS ACQUISITION CO., LLC

By:	/s/ John Quandahl
Name:	John Quandahl
Title:	Chief Executive Officer

Signature Page –

Agreement and Plan of Merger

EXHIBIT A
CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Affiliated Group” shall mean an “affiliated group” within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. Tax law.

“Aggregate Merger Consideration” shall mean the product, rounded down to the nearest full share of Parent Common Stock, of (a) the Parent Common Stock as of the Effective Time, multiplied by (b) 1.00 (assuming the ownership by the Company, together with its direct and indirect wholly owned Subsidiaries, at the Effective Time, of 100% of the equity ownership interests in AlphaGraphics; and subject to proportional adjustment to the extent that the Company, together with its direct and indirect wholly owned Subsidiaries, at the Effective Time, own in the aggregate less than 100% of the equity ownership interests in AlphaGraphics).

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“AlphaGraphics” shall mean AlphaGraphics, Inc., a Delaware corporation and subsidiary of the Company.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Common Units” shall mean the membership interests of the Company designated as Common Units in the Company Operating Agreement.

“Company Affiliate” shall mean any Person under common control with any of the Company Entities within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Company Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant, director, manager or statutory auditor of or to any of the Company Entities or any Company Affiliate.

“Company Board” shall mean the Company’s Board of Managers.

“Company Contract” shall mean any Contract: (a) to which any of the Company Entities is a party; (b) by which any of the Company Entities is bound or under which any of the Company Entities has any express obligation; or (c) under which any of the Company Entities has any express right.

“Company Disclosure Schedule” shall mean the Company Disclosure Schedule that the Company has prepared in accordance with the requirements of the Agreement and delivered to Parent on the date of the Agreement.

“Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Company Entities or any Company Affiliate; and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any Company Entity or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit that exceeds $75,000 per annum.

A-1

“Company Employee Plan” shall mean each plan, program, policy or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is maintained or contributed to, or required to be maintained or contributed to, by any of Company Entities or any Company Affiliate for the benefit of any Company Associate; or (b) with respect to which any of the Company Entities or any Company Affiliate has or may incur or become subject to any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

“Company Entities” shall mean: (a) the Company; and (b) each of the Company’s Subsidiaries.

“Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance (collectively, “Effect”) that has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, or results of operations of the Company Entities taken as a whole; provided, however, that in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred a Company Material Adverse Effect: (i) conditions generally affecting the industries in which the Company Entities participate or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Company Entities, taken as a whole, as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Company Entities, taken as a whole, as compared to other industry participants; (iii) changes in GAAP (or any interpretations of GAAP) applicable to Company or any of its Subsidiaries; (iv) the taking of any action or any omission expressly required to be taken pursuant to this Agreement or the taking of any action or any omission requested by Parent to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request; or (v) changes in applicable Legal Requirements after the date hereof; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions.

“Company Operating Agreement” shall mean the Limited Liability Company Operating Agreement of BC Alpha Holdings II, LLC, effective as of August 29, 2014.

“Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

“Confidentiality Agreement” shall mean that certain Mutual Non-Disclosure Agreement dated [●], 2014, between the Company and Parent.

“Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement.

“Contract” shall mean any agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking, written or oral.

“DLLCA” shall mean the Delaware Limited Liability Company Act.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall mean the quotient determined by dividing the Aggregate Merger Consideration by the number of Common Units as of the moment immediately prior to the Effective Time, rounded to the nearest ten thousandth.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization.

“Intellectual Property” shall mean: (a) patents (including any registrations, continuations, continuations in part, renewals and any applications for any of the foregoing); (b) registered and unregistered copyrights and copyright applications; and (c) registered and unregistered trademarks, service marks, trade names, slogans, logos, designs and general intangibles of the like nature, together with all registrations and applications therefor.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” of a party shall mean the actual knowledge of (a) Gay Burke and Tommy E. Auger with respect to the Company and (b) John Quandahl, Ric Miller and Steven Irlbeck with respect to Parent.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, and the provisions of the current organizational documents and internal rules of the applicable Entity.

“MBCA” shall mean the Minnesota Business Corporation Act.

“Order” shall mean any order, writ, injunction, judgment or decree.

“Parent Affiliate” shall mean any Person under common control with any of the Parent Entities within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Parent Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant, director or statutory auditor of or to any of the Parent Entities or any Parent Affiliate.

“Parent Board” shall mean Parent’s Board of Directors.

“Parent Common Stock” shall mean the Common Stock, no par value, of Parent.

“Parent Contract” shall mean any Contract: (a) to which any of Parent Entities is a party; (b) by which any of the Parent Entities or any asset of any of the Parent Entities is bound or under which any of the Parent Entities has any express obligation; or (c) under which any of the Parent Entities has any express right.

“Parent Disclosure Schedule” shall mean the Parent Disclosure Schedule that Parent prepared in accordance with the requirements of the Agreement and delivered to the Company on the date of the Agreement.

“Parent Employee” shall mean any director or any officer or any other employee (full-time or part-time) of any of the Parent Entities.

“Parent Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Parent Entities; and (b) any Parent Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Parent Entity to make any severance, termination, change in control or similar payment or to provide any benefit that exceeds $75,000 per annum.

“Parent Employee Plan” shall mean any plan, program, policy, practice (of the type that might result in monetary implications to a Parent Entity) or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Parent Entities for the benefit of any Parent Employee; or (b) with respect to which any of the Parent Entities has or may incur or become subject to any liability or obligation; provided, however, that a Parent Employee Agreement shall not be considered a Parent Employee Plan.

“Parent Entities” shall mean: (a) Parent; and (b) each of Parent’s Subsidiaries.

“Parent Equity Award” shall mean any Parent Option, or other award issued pursuant to the Parent Equity Plan.

“Parent Equity Plan” shall mean Parent’s 2008 Stock Incentive Plan.

“Parent Latest Balance Sheet” shall mean the latest consolidated balance sheet of Parent and its consolidated Subsidiaries included in the Parent SEC Filings.

“Parent Material Adverse Effect” shall mean any Effect that has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred a Parent Material Adverse Effect: (i) conditions generally affecting the industries in which Parent Entities participate or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Parent Entities, taken as a whole, as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Parent Entities, taken as a whole, as compared to other industry participants; (iii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iv) or (v) of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) applicable to Parent or any of its Subsidiaries; or (v) changes in applicable Legal Requirements after the date hereof; or (b) the ability of Parent to consummate the Merger or any of the other Contemplated Transactions.

“Parent Pension Plan” shall mean each: (a) Parent Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

“Parent Preferred Stock” shall mean the Series A Convertible Preferred Stock, $0.01 par value per share, of Parent.

“Per Unit Merger Consideration” shall mean a number of shares of Parent Common Stock equal to the Exchange Ratio; provided, however, with respect to Alpha Parent, the Per Unit Merger Consideration shall be aggregated for all Common Units held by such holder and then rounded down to the nearest whole share of Parent Common Stock.

“Person” shall mean any individual, Entity or Governmental Body.

“Representatives” shall mean directors, managers, officers, employees, agents, attorneys, accountants, investment bankers, other advisors and representatives.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” of a Person means an Entity in which such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or Board of Managers (as applicable) or other governing body; or (b) at least 25% of the outstanding equity, voting or financial interests in such Entity.

“Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), whether disputed or not, imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, claim for review or other document or information, any schedule or attachment thereto, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.